NEWS FOR RELEASE: 12/18/00 - 10:30 a.m. ET


CONTACT:  Lee A. Brown
          Ramtron
          719-481-7213
          lee.brown@ramtron.com


                      RAMTRON NAMES NEW CHIEF EXECUTIVE OFFICER

                L. David Sikes to Continue as Chairman of the Board

COLORADO SPRINGS, CO - December 18, 2000-Ramtron International Corporation (Nasdaq:RMTR), a leading developer of specialty semiconductor memory products, announced today that it has appointed William W. Staunton III as the company's chief executive officer, effective immediately. L. David Sikes will continue in his role as chairman, providing strategic direction to the company.

Staunton joins Ramtron from Space Electronics, Inc., a fabless semiconductor company and supplier of microelectronics for space and high-reliability applications, where he served as chief operating officer. Earlier, he was executive vice president of Valor Electronics, managing the company's business units, design and manufacturing engineering and quality-reliability functions, as well as worldwide manufacturing operations. Prior to Valor Electronics, Staunton served as vice president, quality and reliability, for Applied Microcircuits Corporation. Previously, he held a variety of operations-management positions with Motorola and Burr-Brown Research Corporation. Staunton holds a BSEE degree from Utah State University.

"Bill's high-technology and semiconductor experience spans more than 27 years, during which he has demonstrated a track record of achieving significant improvements in manufacturing, engineering, quality, and business operations," said Sikes. "We now have products in the market, quality manufacturers for those products, and a financial base to support future growth. We look forward to leveraging Bill's leadership and operational experience to realize the potential of our product families."

"I look forward to the challenge of growing Ramtron's FRAM (registered trademark) and Enhanced Memory businesses," said Staunton. "These two technologies have gained acceptance in the marketplace and are poised to move from niche product status to mainstream applications. Ramtron represents an exciting opportunity, and together with its management team, I look forward to contributing to its future success."

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"As Ramtron's chairman and CEO since 1995, I have focused on four primary goals for the company: to resolve the financial issues associated with a former significant shareholder, broaden strategic alliances, improve the company's balance sheet, and increase Ramtron's funding base to enable its growth. With the completion of the recently announced Infineon transaction, these goals have been accomplished. Now in my role as chairman, I look forward to continuing our relationships with the investment community, and working to strengthen and enhance our strategic partnership base," Sikes added.

About Ramtron

Ramtron's patented FRAM memories are a new generation of semiconductor memory that combines high-performance and low-power operation with the ability to store data in the absence of power. Due to the products' unique advantages, FRAM memories are expected to revolutionize a variety of electronic consumer and industrial products. The company also develops and markets ultra-high-performance memory products through its subsidiary, Enhanced Memory Systems, Inc.

Except for historical information, the statements preceding contain forward-looking statements that involve risks and uncertainties. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. These forward-looking statements speak only as of this date. The company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements made today to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.

For more information about Ramtron and its products, contact: Communications Department, Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado, USA, 80921. Telephone is 800-545-FRAM (3726); FAX is 719-481-9294; E-mail address is info@ramtron.com. Homepage is www.ramtron.com

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